Exhibit 10.2

Certain confidential information contained in this document, marked by [***], has been omitted because such information is both not material and is the type that the Company customarily and actually treats that as private or confidential.

CONTRACT OF SALE

THIS CONTRACT OF SALE (this “Contract”) is made and entered as of the “Effective Date” (hereinafter defined) by and between B&D POWER SOLUTIONS, LLC, a Texas limited liability company (“Seller”), and WHITE TAIL CREEK, LLC, an Ohio limited liability company (“Buyer”).

For and in consideration of the mutual covenants and agreements contained in this Contract and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1.           Purchase and Sale. Seller agrees to sell and convey to Buyer, and Buyer agrees to buy from Seller, the Property (hereinafter defined) for the consideration and upon and subject to the terms, provisions and conditions hereinafter set forth. The “Property” means:

(a)          The land situated in Stark County, Ohio, more particularly described in Exhibit A to this Contract (the “Land”), together with (i) all structures, fixtures, buildings and improvements situated on the Land (such structures, buildings fixtures and improvements being herein called the “Improvements”), (ii) any and all rights, titles, powers, privileges, appurtenances, easements, licenses, rights-of-way and interests pertaining to the Land and the Improvements, including but not limited to Seller’s right, title and interest in and to any air rights, subsurface rights, oil, gas and mineral rights, development rights and water rights appurtenant to the Land, (iii) all rights, titles, powers, privileges, licenses, easements, rights- of-way and interests, if any, of Seller, either at law or in equity, in possession or in expectancy, in and to any real estate lying in the streets, highways, roads, alleys, rights-of-way or sidewalks, open or proposed, in front of, above, over, under, through or adjoining the Land and in and to any strips or gores of real estate adjoining the Land, and (iv) all rights, titles, powers, privileges, interests, licenses, easements and rights-of-way appurtenant or incident to any of the foregoing:

(b)          All equipment, fixtures and other personal property of whatever kind or character owned by Seller and attached to or installed or located on or in the Land or the Improvements (the “Personal Property”); and

(c)          All of Seller's right, title and interest in and to all licenses and permits related to the Land or the Improvements and all third party warranties and guaranties, if transferable, relating to the Land or the Improvements.

2.            Sales Price. The total purchase price for the Property (the “Sales Price”) shall be $[***], payable in cash at Closing.

3.          Earnest Money. Not later than five (5) business days after the execution and delivery of this Contract, Buyer shall deliver to Beacon Title Agency, Inc., 4505 Stephen Circle NW, Suite 104, Canton, Ohio 44718, Attention: Melanie Kilgore (the “Title Company”), as escrow agent, $[***] as earnest money (together with any interest earned thereon, the “Earnest Money”), which funds shall be deposited in an interest bearing account. In the event the transaction is not closed, the Earnest Money shall be disbursed in accordance with the provisions of this Contract. At Closing, the Earnest Money shall be applied to the Sales Price. Notwithstanding anything contained herein to the contrary, should this Contract terminate for any reason and Buyer be entitled to a return of the Earnest Money, One Hundred Dollars ($100.00) (“Independent Contract Consideration”) of the Earnest Money shall be non-refundable and shall be paid over to and retained by Seller as independent consideration for the execution and delivery of this Contract and for the inspection rights granted to Buyer herein.  Buyer hereby acknowledges that any refund of the Earnest Money provided in this Contract shall be reduced by the Independent Contract Consideration.

4.           Closing.

(a)          The closing of the sale (the “Closing”) shall take place at the Title Company on or before the later of: (i) fifteen (15) days after the expiration of the Feasibility Period; and (ii) seven (7) days after all objections made under Section 6 have been cured or waived, unless such date is changed in writing by Seller and Buyer (the actual date on which the Closing occurs being herein referred to as the “Closing Date”). Seller and Buyer shall negotiate the forms of the documents to be executed and delivered at Closing during the Feasibility Period.

(b)          At the Closing (or in the case of the Owner's Title Policy (hereinafter defined), within twenty (20) days after Closing), Seller shall deliver to Buyer, at Seller's sole cost and expense, the following:

(1)         a duly executed and acknowledged General Warranty Deed, conveying good and marketable title in fee simple to the Land and Improvements, free and clear of any and all liens, encumbrances, easements and assessments, except for Permitted Exceptions (hereinafter defined) and any other matters approved by Buyer in writing;

(2)       a Bill of Sale and Assignment duly executed and acknowledged by Seller, conveying to Buyer the Personal Property and assigning all licenses and permits and all third-party warranties and guaranties, which are included as part of the Property, to Buyer;

(3)         an ALTA Owner's Policy of Title Insurance (the “Owner's Title Policy”) to be issued by the Title Company in the full amount of the Sales Price, dated as of the Closing Date, insuring Buyer's fee simple title to the Land and the Improvements to be good and marketable subject only to Permitted Exceptions and other matters approved by Buyer in writing, and the standard printed exceptions;

(4)         possession of the Property, subject only to the Permitted Exceptions;

(5)         a nonforeign affidavit as permitted by Section 1445(b)(2), Internal Revenue Code of 1986, as amended;

(6)         evidence of its capacity and authority for the closing of this transaction; and

(7)         all other documents necessary to close this transaction, duly executed.

(c)          At the Closing, Buyer shall perform and deliver, at Buyer's sole cost and expense, the following:

(1)        the Sales Price in cash;

(2)       evidence of its capacity and authority for the closing of the transaction contemplated herein; and

(3)       all other documents necessary to close this transaction.

(d)          Seller shall pay all transfer taxes; the premium for the Owner's Title Policy, except for the premium for any endorsements requested by Buyer, which shall be paid by Buyer; 1/2 of any closing fee; title search and exam fees; costs of tax certificates; the cost of any New Survey (as defined in Section 6(a)); Seller's attorneys' fees associated with the conveyance; and other expenses stipulated to be paid by Seller under other provisions of this Contract. Buyer shall pay 1/2 of any closing fee; Buyer's attorneys' fees associated with this sale; recording fees to record the deed; and other expenses stipulated to be paid by Buyer under other provisions of this Contract.

5.           Feasibility Study and Inspection.

(a)         After the Effective Date of this Contract, Buyer is granted the right to conduct engineering and/or market and economic feasibility studies of the Property and a physical inspection of the Property, including studies or inspections to determine the existence of any environmental hazards or conditions (collectively, the “Feasibility Study”) during the period (the “Feasibility Period”) commencing on the effective date of this Contract and ending at 5:00 p.m., Massillon, Ohio time on the date that is sixty (60) days after the Effective Date. With Seller's permission, after Seller has received advance notice sufficient to permit it to schedule in an orderly manner Buyer's examination of the Property and to provide at least twenty-four (24) hours advance written notice to any affected tenants, Buyer or its designated agents may enter upon the Property for purposes of analysis or other tests and inspections which may be deemed necessary by Buyer for the Feasibility Study. Buyer shall not materially alter the physical condition of the Property without notifying Seller of its requested tests, and obtaining the written consent of Seller to any physical alteration of the Property. Buyer will exercise commercially reasonable efforts to conduct or cause to be conducted all inspections and tests in a manner and at times which will not unreasonably interfere with any tenant's use and occupancy of the Property. If Buyer determines, in its sole judgment, that the Property is not suitable for any reason for Buyer's intended use or purpose, or is not in satisfactory condition, then Buyer may terminate this Contract by written notice to Seller prior to expiration of the Feasibility Period, in which case the Earnest Money will be returned to Buyer, and neither party shall have any further right or obligation hereunder other than as set forth herein with respect to rights or obligations which survive termination. The Feasibility Study shall be at Buyer's expense.

(b)         Buyer shall restore the Property to substantially its original condition if damaged or changed due to the tests and inspections performed by Buyer, free of any mechanic's or materialman's liens or other encumbrances arising out of any of the inspections or tests. WHETHER OR NOT THE TRANSACTION DESCRIBED IN THIS CONTRACT SHALL CLOSE, BUYER AGREES TO INDEMNIFY AND HOLD SELLER HARMLESS FROM ALL CLAIMS, LIABILITIES, DAMAGES AND CAUSES OF ACTION ARISING OUT OF THE FEASIBILITY STUDY PERFORMED BY BUYER, ITS AGENTS, INDEPENDENT CONTRACTORS, SERVANTS AND/OR EMPLOYEES, provided that Buyer shall not be liable to Seller for the mere discovery of any pre-existing condition at the Property.

6.           Title Approval.

(a)          Seller shall deliver to Buyer within ten (10) days after the Effective Date of this Contract (i) a Commitment for Title Insurance with copies of all recorded instruments affecting the Property and recited as exceptions in said Commitment for Title Insurance (collectively, the “Commitment”) and (ii) a copy of Seller’s most recent survey of the Property (the “Existing Survey”). Buyer may obtain a new survey of the Property or an update of the Existing Survey at Seller’s expense (the “New Survey”). If Buyer has an objection to items disclosed in the Commitment, the Existing Survey or any New Survey, Buyer shall have seven (7) days after receipt of the later of the Commitment, the Existing Survey or the New Survey to give Seller written notice of its objections. If Buyer gives timely written notice of its objections, Seller shall have the opportunity, but not an obligation, for five (5) days from the date of Buyer's notice to cure the same. Seller will utilize reasonable diligence to cure any errors in the Commitment, provided Seller shall have no obligation to expend any money or institute any litigation in pursuing such efforts. If any objection is not satisfied within such time period, Buyer shall elect within five (5) days of the expiration of Seller's cure period as its sole and exclusive remedy to either (i) terminate this Contract, in which case the Earnest Money shall be refunded to Buyer, and neither party shall have any further rights or obligations pursuant to this Contract, other than as set forth herein with respect to rights or obligations which survive termination, or (ii) waive the unsatisfied objection (which shall thereupon become a Permitted Exception) and proceed to Closing. Any exception to title not objected to by Buyer in the manner and within the time period specified in this Section 6 shall be deemed accepted by Buyer. The phrase “Permitted Exceptions” shall mean those exceptions to title set forth in the Commitment, the Existing Survey or any New Survey and which have been accepted or deemed accepted by Buyer.

(b)          If after expiration of the Feasibility Period, and prior to the Closing Date, title to the Property should become subject to any lien, encumbrance or other exception other than those that Buyer approved or was deemed to have approved pursuant to Section 6(a) of this Contract, Seller shall have the opportunity, but not an obligation, to remove such encumbrance for five (5) days after receiving actual notice of same, and the Closing Date shall be extended if necessary (provided, that if the encumbrance can be removed by the payment of a specific, determinable sum of money, Seller shall be obligated to remove such encumbrance at or prior to Closing, and Buyer shall be entitled to a credit against the Sales Price at Closing for the amount necessary to remove the same if Seller fails to do so). If Seller is unable or unwilling to remove such encumbrance within such five (5) day period, Seller shall so notify Buyer. Buyer shall elect as its sole and exclusive remedy within one (1) day after receipt of Seller's notice to exercise one of the following: (i) terminate this Contract by written notice to Seller whereupon the Earnest Money will be returned to Buyer, and neither party shall have any right or obligation thereunder other than as set forth therein with respect to rights or obligations which survive termination, (ii) waive the encumbrance and proceed to Closing, or (iii) if the encumbrance can be removed by the payment of a specific, determinable sum of money, Buyer shall be entitled to a credit against the Sales Price at Closing for the amount necessary to remove the encumbrance, and shall have the right to cause such encumbrance to be removed by paying such amount to the party entitled thereto. If Buyer makes no election, Buyer shall be deemed to have elected the remedy in clause (ii) (unless the encumbrance can be removed by the payment of a specific, determinable sum of money, in which event, Buyer shall be deemed to have elected the remedy in clause (iii)).

7.           Property Information. Seller has delivered, or within five (5) days after the Effective Date will deliver, to Buyer, copies of the items described on Exhibit B attached hereto (the “Property Information”), to the extent (and only to the extent) that such items are available and in Seller's possession or control.

8.          Broker’s Fee. Buyer and Seller represent and warrant to each other that no real estate commissions, finders' fees or brokers' fees have been or will be incurred in connection with the sale of the Property by Seller to Buyer. Buyer and Seller shall indemnify, defend and hold each of the other harmless from any claim, liability, obligation, cost or expense (including reasonable attorneys' fees and expenses) for fees or commissions relating to Buyer's purchase of the Property asserted against such party by any broker or other person claiming by, through or under the indemnifying party or whose claim is based on the indemnifying party's acts.

9.            Interim Operating Covenants. Seller covenants to Buyer that Seller will:

(a)       Operations. From the Effective Date until Closing, continue to operate, manage and maintain the Property in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice.

(b)       Maintain Insurance. From the Effective Date until Closing, maintain fire and extended coverage insurance on the Property which is at least equivalent in all material respects to Seller’s insurance policies covering the Property as of the Effective Date.

(c)        Personal Property. From the Effective Date until Closing, not transfer or remove any of the Personal Property from the Property except for the purpose of repair or replacement thereof. Any items of Personal Property replaced after the Effective Date will be installed prior to Closing and will be of substantially similar quality of the item of Personal Property being replaced.

(d)         Service Contracts. From the Effective Date until Closing, not enter into, or renew the term of, any service, maintenance and other contracts for the provision of labor, services, materials or supplies to the Property (collectively, “Service Contracts”), unless such Service Contract is terminable on thirty (30) days (or less) prior notice without penalty or fees or unless Buyer consents thereto in writing, which approval may be granted or withheld in Buyer’s sole discretion.

(e)        Notices. To the extent received by Seller, from the Effective Date until Closing, promptly deliver to Buyer copies of written default notices, notices of lawsuits and notices of violations or any other notices from any governmental authority affecting the Property.

(f)          Encumbrances. Without Buyer’s prior approval in its sole discretion, not plat or replat the Property or subject the Property to any additional liens, encumbrances, licenses, covenants, tenant leases and occupancy agreements (“Tenant Leases”), or easements.

(g)         Comply with Governmental Regulations. From the Effective Date until Closing, not take any action that would result in a failure to comply in all material respects with all laws, ordinances, rules and regulations applicable to the Property.

(h)        Termination of Existing Management and Leasing Agreements. Terminate management and leasing agreements with respect to the Property, if any, as of the Closing Date, at Seller’s sole cost and expense. On the Closing Date, there shall be no contract or agreement in effect between Seller and any party for management or leasing of the Property after the Closing Date. Without limitation on the foregoing, in no event shall Buyer be obligated to employ any of Seller’s employees or property managers from and after Closing.

(i)         Entitlements. Not apply for or modify any entitlements affecting the Property (including, without limitation, with respect to the zoning, use or development of the Property) without Buyer’s prior written consent, which consent may be granted or withheld in Buyer’s sole and absolute discretion.

Whenever in this Section 9 Seller is required to obtain Buyer’s approval with respect to any transaction described therein, Buyer shall, within three (3) business days after receipt of Seller’s request therefor, notify Seller of its approval or disapproval of same and, if Buyer fails to notify Seller of its approval within said three (3) business day period, Buyer shall be deemed to have approved same.

10.          Conditions and Remedies.

(a)          Conditions. The obligation of Seller, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated hereunder shall be subject to the following conditions:

(1)         Representations and Warranties. The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the respective dates made and re-made;

(2)       Covenants. As of the Closing Date, the other party shall have performed its covenants and obligations hereunder and all deliveries to be made by the other party at Closing have been tendered;

(3)        Proceedings. There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Contract or the consummation of the transactions contemplated hereby;

(4)       Title Policy Condition. As a condition benefitting Buyer only, upon the sole condition of payment of the premium, at Closing, the Title Company shall irrevocably commit to issue to Buyer an ALTA Owner’s Policy of Title Insurance, dated as of the date and time of the recording of the deed, in the amount of the Sales Price, insuring Buyer as owner of good and marketable fee simple title to the Property, free and clear of liens, subject only to the Permitted Exceptions, and containing the endorsements that the Title Company agreed to issue during the Feasibility Period;

(5)       Leases and Service Contracts. As a condition benefiting Buyer only, Seller shall have terminated any and all Leases and Service Contracts at or prior to Closing, and Seller shall have paid any termination fees or other charges in connection therewith;

(6)        Utility Capacity. As a condition benefiting Buyer only, Buyer shall have received documentation and information satisfactory to Buyer in Buyer’s sole and absolute discretion confirming that there is sufficient electric and water capacity available at the Property for Buyer’s intended use of the Property;

(7)        Association Estoppel. If applicable, Seller shall use commercially reasonable efforts to obtain and deliver to Buyer not later than ten (10) days prior to the expiration of the Feasibility Period an estoppel certificate from any property owners association(s); and

(8)       TLCA. As a condition benefiting Buyer only, Ohio Edison Company and Buyer shall have executed a Transmission Line Cost Agreement (“TLCA”) related to electric service facilities at 577 Oberlin Av Sw., Massillon, OH 44647 in a form substantially similar, in Buyer’s determination, to the TLCA attached hereto as Exhibit C and in a final version approved by Buyer’s counsel.

(b)         Effect of Failure of Condition. Without limiting the rights of the parties in Section 12(a) and Section 12(b) below (as applicable), if any condition benefiting such party has not been satisfied as of the Closing Date or other applicable date, such party may, in its sole discretion: (i) terminate this Contract by delivering written notice to the other party on or before the Closing Date or other applicable date, in which event the Earnest Money shall be returned to Buyer; (ii) extend the time available for the satisfaction of such condition by up to a total of ten (10) business days; or (iii) elect to close, notwithstanding the non-satisfaction of such condition. If such party elects to proceed pursuant to clause (ii) above, and such condition remains unsatisfied after the end of such extension period, then, at such time, such party may elect to proceed pursuant to either clause (i) or (iii) above.

11.          Prorations. The day of Closing shall belong to Seller and all prorations hereinafter provided to be made as of the Closing shall each be made as of the end of the Closing Date. In each such proration set forth below, the portion thereof applicable to periods beginning as of the day after Closing shall be credited to Buyer or charged to Buyer as applicable and the portion thereof applicable to periods ending as of Closing shall be credited to Seller or charged to Seller as applicable.

(a)         Taxes and Assessments. Real estate taxes and assessments imposed by governmental authority that are not yet due and payable and that are not payable by tenants under the Tenant Leases directly to the governmental authorities shall be prorated as of the Closing based upon the most recent ascertainable assessed values and tax rates. Seller shall receive a credit for any taxes and assessments paid by Seller and applicable to any period after the Closing.

(b)         Final Adjustment After Closing. If final prorations cannot be made at Closing for any item being prorated under this Section or if any of the aforesaid prorations were calculated inaccurately, then Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as reasonably possible after the Closing Date, to the effect that income and expenses are received and paid by the parties on a cash basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice.

12.          Default.

(a)          Unless otherwise provided for herein, if the transaction contemplated hereby is not consummated by reason of Buyer's breach or other failure to perform all obligations and conditions to be performed by Buyer, Seller may, as Seller's sole and exclusive remedy, terminate this Contract and receive the Earnest Money as liquidated damages. Buyer and Seller hereby agree that actual damages would be difficult or impossible to ascertain and such amount is a reasonable estimate of the damages for such breach.

(b)          If the transaction contemplated hereby is not consummated by reason of Seller's breach or other failure to perform all obligations and conditions to be performed by Seller, Buyer may, as its sole remedy, either (i) terminate this Contract and receive the Earnest Money, or (ii) sue Seller for specific performance of this Contract (provided, however, that any such suit for specific performance must be filed within sixty (60) days after Buyer becomes aware of the default by Seller). If Buyer exercises its right to terminate this Contract and receive the Earnest Money, Seller shall reimburse Buyer for Buyer’s out- of-pocket costs and expenses (including reasonable attorneys’ fees) related to the negotiation of the Contract and Buyer’s investigation of the Property, up to a maximum of $30,000.00. Furthermore, if a court of competent jurisdiction refuses or is unable to issue an order of specific performance because Seller has conveyed an interest in the Property after the Effective Date of this Contract in violation of the Contract, then in that event Buyer shall also have the right to seek and obtain damages against Seller, which shall include, without limitation, an amount equal to the positive difference between the sales price Seller actually receives from the purchaser in connection with said sale of the Property, less the Sales Price under this Contract.

13.          Attorneys' Fees. Any signatory to this Contract who is the prevailing party in any legal proceeding against any other signatory brought under or with respect to this Contract or transaction shall be additionally entitled to recover court costs and reasonable attorneys' fees from the non-prevailing party.

14.         Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer, which representations and warranties shall be deemed made by Seller to Buyer as of the Effective Date of this Contract and also as of the Closing Date, that:

(a)          Status. Seller is a limited liability company duly organized and validly existing under the laws of the State of Texas.

(b)       Authority. The execution and delivery of this Contract and the performance of Seller’s obligations thereunder have been, or will be, duly authorized by all necessary action on the part of Seller, and this Contract constitutes the legal, valid and binding obligation of Seller, subject to equitable principles and principles governing creditors’ rights generally.

(c)        Non-Contravention. The execution and delivery of this Contract by Seller and the performance by Seller of Seller’s obligations under this Contract will not violate any judgment, order, injunction, decree, regulation or ruling of any court or governmental authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which any Seller is a party or by which such Seller is bound.

(d)        Suits and Proceedings, No Violation Notices. There are no legal actions, suits or similar proceedings pending and served, or to Seller’s knowledge, threatened with respect to the Property, Seller or Seller’s ownership or operation of the Property, including without limitation condemnation, takings or similar proceedings; and Seller has received no written notice of any violations of any laws, codes, statutes, or other governmental regulation or restrictive covenant relating to the Property; and there are no pending or threatened challenges relating to any licenses or permits relating to the Property.

(e)          Non-Foreign Entity. Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(f)          Tenant Leases and Tenants. There are no Tenant Leases in effect.

(g)          Service Contracts. There are no Service Contracts in effect.

(h)          Compliance. The Property is in compliance with, and Seller has received no written notice from any governmental authorities having jurisdiction over the Property or any third party to the effect that the Property or Seller or any tenant with respect to the Property is not in compliance with, or subject to liability under applicable laws and ordinances (including, without limitation, zoning ordinances, certificates of occupancy and Environmental Laws [as hereinafter defined]) or restrictive covenants affecting the Property, nor does any such notice allege that there has been or may be an investigation of the Property by any governmental authorities or third party having jurisdiction over the Property or the power to enforce any covenants or regulations affecting the Property.

(i)          Environmental Matters. During its ownership of the Property, Seller has not manufactured, used, stored or released, or permitted the manufacture, use, storage or release, of any Hazardous Substances (as defined below) at or from the Property in violation of any Environmental Law. The environmental reports included within the information delivered pursuant to Section 7 of the Contract (the “Environmental Reports”) are all the reports in Seller’s possession or control which relate to the presence of Hazardous Substances at, under or near the Property or compliance with Environmental Laws with respect to the Property, and full, correct and complete copies of such reports have been delivered to Buyer. To Seller’s knowledge, except as set forth in the Environmental Reports, there is and has been no Hazardous Substance at, under or adjacent to the Property in violation of Environmental Laws or for which additional investigation, clean-up or other response would be required pursuant to Environmental Laws if disclosed to governmental authorities. As used herein, “Hazardous Substances” means any substance or material that is defined, listed, classified or described as a toxic or hazardous substance, waste or material or a pollutant, effluent, emission, or contaminant, or a solid waste, in any of the Environmental Laws, and includes (a) petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, radon gas, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum-based products and petroleum additives and derived substances, lead-based or lead- containing paint, mold, fungi or bacterial matter, polychlorinated biphenyls (PCBs), radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity, asbestos, asbestos- containing material, electromagnetic waves, urea formaldehyde foam insulation and transformers or other equipment that contains dielectric fluid containing PCBs, and (b) any solid, liquid, gaseous or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals, waste, phosphates, or chlorine. As used herein, “Environmental Laws” means all federal, state and local laws, rules, statutes, directives, binding written interpretations, binding written policies, applicable court decisions, ordinances and regulations, now or hereafter in force and effect and as amended from time to time, issued by any governmental authorities in any way relating to or regulating human health, safety, industrial hygiene or environmental conditions, or the protection of the environment or pollution or contamination of the air (whether indoor or outdoor), soil gas, soil, surface water or groundwater, including but not limited to CERCLA, the Hazardous Materials Transportation Authorization Act (49 U.S.C. § 5101 et seq.), RCRA, the Solid Waste Disposal Act, the Clean Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Endangered Species Act, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to- Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon Gas and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and any and all other comparable state and local equivalents.

(j)        Bankruptcy. Seller is not insolvent, has not been adjudicated as bankrupt, and is not a party to any voluntary or involuntary proceedings in bankruptcy, reorganization or similar proceedings under the Federal bankruptcy laws or under any state laws relating to the protection of debtors, or subject to any general assignment for the benefit of creditors, and, to Seller’s knowledge, no such action has been threatened in writing.

(k)         Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Contract by Seller or the performance by Seller of the transactions contemplated hereby.

(l)         Operating Statements. The operating statements that Seller delivered to Buyer pursuant to Section 7 of this Contract are true and correct in all material respects.

(m)         No Unrecorded Liens.    To Seller’s knowledge, the Property is not subject to any unrecorded liens or other encumbrances.

“Seller’s knowledge” as used in this Contract means the current actual knowledge of Guangwei Bian and Ruiqiong Du, without any duty of inquiry or investigation (other than what is consistent with the reasonable business practices of a professional real estate owner) and without personal liability whatsoever.

Seller’s representations and warranties set forth in this Section 14 shall survive the Closing.

15.         Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller, which representations and warranties shall be deemed made by Buyer to Seller as of the Effective Date of this Contract and also as of the Closing Date, that:

(a)          Status. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Ohio.

(b)         Authority. The execution and delivery of this Contract and the performance of Buyer’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Buyer, and this Contract constitutes the legal, valid, and binding obligation of Buyer.

(c)         Conflicts and Pending Action. There is no agreement to which Buyer is a party or to Buyer’s knowledge binding on Buyer which is in conflict with this Contract. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which impairs Buyer’s ability to execute or perform its obligations under this Contract.

16.        Exclusivity. Seller agrees, from and after the Effective Date that unless this Contract is otherwise terminated, none of Seller, its affiliates, officers, employees, directors, stockholders or representatives shall, directly or indirectly, advertise, offer for sale, negotiate or enter into any contracts to sell the Property or any portion thereof or any other written agreement or undertaking to sell the Property or any portion thereof.

17.        Condemnation. If prior to the Closing Date condemnation proceedings are commenced against any portion of the Property, then, at Buyer's option exercisable within ten (10) days after Seller notifies Buyer of the condemnation proceedings, may terminate this Contract, in which event, this Contract shall terminate, and the Earnest Money shall be delivered to Buyer. If Buyer chooses not to terminate this Contract, or if Buyer does not exercise its right to terminate this Contract within the ten (10) day period, the Closing shall be subject to the condemnation proceeding and at Closing Seller shall assign to Buyer any condemnation award and the Sales Price shall not be reduced.

18.         Damage to Property. Seller agrees to give Buyer prompt notice of any fire or other casualty affecting the Land, the Improvements or the Personal Property between the Effective Date of this Contract and the Closing.

(a)         If prior to the Closing there shall occur damage to the Property caused by fire or other casualty which would cost $50,000.00 or more to repair, then in any such event, Buyer may, at its option, elect to terminate this Contract by written notice to Seller within twenty (20) days after the date of Seller's notice to Buyer of the casualty or at the Closing, whichever is earlier, in which case the Earnest Money shall be delivered to Buyer, and neither party shall have any further rights or obligations hereunder, other than as set forth herein with respect to rights and obligations which survive termination. If Buyer fails to timely make its election to terminate this Contract, then the Closing shall take place as provided herein without reduction of the Sales Price, and there shall be assigned to Buyer at the Closing all interest of Seller in and to any casualty insurance proceeds, specifically excluding the proceeds of any loss of rental insurance for periods prior to Closing, plus an amount equal to Seller’s deductible under Seller’s casualty insurance policy.

(b)         If prior to the Closing there shall occur damage to the Property caused by fire or other casualty which would cost less than $50,000.00 to repair, then in any such event, Buyer shall have no right to terminate its obligations under this Contract, but there shall be assigned to Buyer at Closing all interest of Seller in and to any casualty insurance proceeds which may be payable to Seller on account of any such occurrence, specifically excluding the proceeds of any loss of rental insurance for periods prior to Closing, plus an amount equal to Seller’s deductible under Seller’s casualty insurance policy.

19.         Miscellaneous:

(a)         Any notice required or permitted to be delivered hereunder shall be given in writing (a) by personal delivery, or (b) by expedited delivery service with proof of delivery, or (c) by United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) as a .pdf or similar document attached to an email, sent to the intended addressee, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein. In the case of notices sent by email, the party attempting to establish that such notice was received by the intended recipient shall bear the burden of proof concerning such receipt (provided that, if any notice or other communication to be delivered by email as provided above cannot be transmitted because of a problem affecting the receiving party’s computer, the deadline for receiving such notice or other communication shall be extended through the next business day). For purposes of this Subsection, the addresses of each party shall be that set forth below the signature of such party hereto with a copy to the other addressees set forth below the signature of such party.

(b)          This Contract shall be construed under and in accordance with the laws of the State of Ohio.

(c)        This Contract shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns.

(d)        In case any one or more of the provisions contained in this Contract shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Contract shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

(e)          This Contract constitutes the sole and only agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter hereof and cannot be changed except by their written consent.

(f)          Time is of the essence with this Contract.

(g)         The parties may execute this Contract in one or more identical counterparts, all of which when taken together will constitute one and the same instrument.

(h)         The parties hereto acknowledge that the parties and their respective counsel have each reviewed and revised this Contract, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Contract or any amendments or exhibits hereto.

(i)         Whenever any determination is to be made or action to be taken on a date specified in this Contract, if such date shall fall upon a Saturday, Sunday or holiday observed by national banking associations in the State of Ohio, the date for such determination or action shall be extended to the first business day immediately thereafter.

20.          Assignment. Buyer may not assign this Contract without Seller's prior written consent, such consent to be given or denied in Seller's sole and absolute discretion. Notwithstanding the foregoing, Buyer may assign this Contract to an affiliate of Buyer without Seller’s consent. Upon any permitted assignment, Buyer and the assignee shall execute and deliver to Seller an assignment and assumption of this Contract, and all references herein to the Buyer shall be deemed to be references to such assignee.

21.         Effective Date. The “Effective Date” of this Contract shall be the date an original of this Contract (or original counterparts of this Contract) executed by both Seller and Buyer together with the Earnest Money are delivered to the Title Company, as reflected by the date the Title Company executed this Contract.

EXECUTED in multiple originals effective as of the date executed by the Title Company as shown below.

SELLER:

B&D POWER SOLUTIONS, LLC,
a Texas limited liability company

By:	/s/ Brian Bian
Name:	Brian Bian
Title:	Manager

Address:	7460 Warren Pkwy, Suite 100
Frisco, TX, 75034
Attention: Brian Bian
Email: [***]

BUYER:

WHITE TAIL CREEK, LLC,
an Ohio limited liability company

By:	/s/ Linghui Kong
Name:	Linghui Kong
Title:	Authorised Signatory

Address:

Attention:
Email:

TITLE COMPANY:

Receipt of $[***] Earnest Money is hereby acknowledged.

BEACON TITLE AGENCY, INC.

By:
Name:
Title:

Date Signed:

EXHIBITS:

Exhibit A        –      Land
Exhibit B        –      Property Information
Exhibit C        –      Form of TLCA

EXHIBIT A

LAND DESCRIPTION

[***]

EXHIBIT B

PROPERTY INFORMATION

[***]

EXHIBIT C

FORM OF TLCA

[***]